Exhibit 4.14

SECOND AMENDMENT TO

KILROY REALTY

2006 INCENTIVE AWARD PLAN

THIS SECOND AMENDMENT TO KILROY REALTY 2006 INCENTIVE AWARD PLAN (THIS “SECOND AMENDMENT”), Dated as of March 1, 2007, is made and adopted by Kilroy Realty Corporation, a Maryland corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the plan (as defined below).

WHEREAS, the Company maintains the Kilroy Realty 2006 Incentive Award Plan (the “Plan”);

WHEREAS, pursuant to Section 14.1 of the Plan, the Plan may be amended at any time and from time to time with the approval of the Board of Directors of the Company; and

WHEREAS, the Company desires to amend the Plan as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Plan be amended as follows:

The definition of “Fair Market Value” set forth in Section 2.20 of the Plan is hereby amended and restated in its entirety as follows:

“2.20 “Fair Market Value” means, as of any given date, (a) if the Stock is traded on an exchange, the closing price of a share of Stock as reported in the Wall Street Journal (or such other source as the Company may deem reliable for such purposes) for such date, or if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred; or (b) if the Stock is not traded on an exchange but is quoted on a quotation system, the mean between the closing representative bid and asked prices for the Stock on such date, or if no sale occurred on such date, the first date immediately prior to such date on which sales prices or bid and asked prices, as applicable, are reported by such quotation system; or (c) if the Stock is not publicly traded, or with respect to any non-Stock based Award or the settlement of an Award, the fair market value established by the Committee acting in good faith.”

This Second Amendment shall be effective as of the date hereof.

This Second Amendment shall be and is hereby incorporated in and forms a part of the Plan.

Except as set forth herein, the Plan shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

I hereby certify that the foregoing Second Amendment was duly adopted by the Board of Directors of Kilroy Realty Corporation on March 1, 2007.

Executed on this 1st day of March, 2007.

By:	/s/ RICHARD E. MORAN JR.
Name:	Richard E. Moran Jr.
Title:	Executive Vice President, Chief Financial Officer, and Secretary